EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
ICT Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-87912) and the registration statements on Form S-8 (Nos. 333-32623, 333-56187, 333-55702 and 333-87912) of ICT Group, Inc. of our report dated February 10, 2003, with respect to the consolidated balance sheet of ICT Group, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, and related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of ICT Group, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 27, 2003